EXHIBIT 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (hereafter this “Agreement”), dated as of December 19, 2008, is hereby entered into by and between Gedalio Grinberg (the “Executive”), and Movado Group, Inc., a New York corporation (together with its subsidiaries and affiliates, the “Company”).

WHEREAS, the Executive is currently employed by the Company as anexecutive officer and serves as the Chairman of the Board of Directors of the Company (the “Board”) and has informed the Company of his intention to retire from his employment immediately at the end of the current fiscal year (i.e., effective January 31, 2009);

WHEREAS, the Company wishes to continue to engage the Executive in his current position as Chairman of the Board until the effective date of his retirement and, thereafter, to provide for certain retirement benefits in consideration for the termination of that certain Death and Disability Benefit Plan Agreement made and entered into between the parties on September 23, 1994 (the “Prior Agreement”) and in further consideration of the restrictive covenants set forth herein;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and Company hereby agree as follows:

1.	Transition of Employment.

(a)        The Executive shall resign his employment with the Company and shall no longer serve as an executive officer of the Company, effective as of the end of business on January 31, 2009 (the “Retirement Date”). Notwithstanding, the Executive shall continue his service as a member of the Board after the Retirement Date through the end of his term as director.

(b)       From the date hereof until the Retirement Date (the “Term”), the Executive shall continue to perform his duties as Chairman of the Board in consideration for which the Company shall continue to pay him an annual base salary of $650,000 and provide all of the same benefits as it has heretofore provided and is currently providing to him. For so long as the Executive shall not be deemed an independent director under the rules of the New York Stock Exchange due to his employment with the Company, he shall not receive additional compensation for such service on the Board. For all other periods that the Executive serves on the Board, he may receive compensation in accordance with the Company’s director compensation policies as in effect from time to time.

(c)        This Agreement shall not affect (i) the retirement benefits previously earned by the Executive or to which the Executive is otherwise entitled (which benefits include, but are not limited to, all Company matching contributions with respect to fiscal year 2009 under the Company’s Savings and Investment Plan and Deferred Compensation Plan, whether paid prior to or after the Retirement Date), (ii) the Executive’s accrued benefits (including, but not limited to, earned salary, vacation, and reimbursement for expenses (“Accrued Benefits”), or (iii) the Executive’s outstanding equity, equity-based awards or other awards, which, to the extent applicable, shall continue to be governed by the Company’s plans.

(d)        During the Term, the Executive shall continue to participate in the Company’s group medical, dental, vision, long-term disability and life insurance plans. Upon the Retirement Date, Executive shall have the right to elect to continue his participation in the Company’s medical, dental and vision plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.	Retirement Benefits.

(a)        The Company shall immediately pay the Executive any unpaid Accrued Benefits as of the Retirement Date. In addition, beginning on the earlier of the Retirement Date or the date of the Executive’s death, the Company shall pay to Executive, or to Sonia Grinberg (hereinafter “Surviving Spouse”) if Executive predeceases her, $600,000 for the year ending January 31, 2010 and an annual payment of $500,000 thereafter (“Retirement Income”). The Retirement Income shall be paid as a 100% joint and survivor annuity in equal monthly payments for the life of the Executive and, if he predeceases the Surviving Spouse, for the lifetime of the Surviving Spouse. The Company shall have the right, in its sole and absolute discretion, to purchase an insurance policy or annuity for purposes of funding its payment obligation under this Section 2(a) and/or administering the related life expectancy risk. Each of the Company’s payment obligations hereunder, including, without limitation, its obligation in respect of the Retirement Income, shall be an unsecured, general obligation of the Company and the Executive and the Surviving Spouse shall be in the position of general unsecured creditors of the Company in respect of such obligations.

(b)       For the lifetime of the Executive, the Company shall continue to pay all premiums necessary to keep in force the life insurance policies listed on Schedule A annexed hereto, under which the Executive is the insured; provided, however, that all dividends, if any, paid under any such policies shall be applied towards the payment of such premiums.

3.         Termination of Prior Agreement. The parties agree that upon the effective date of this Agreement, the Prior Agreement shall automatically terminate and be of no further force or effect.

4.	Non-Compete; Non-Solicitation; Confidentiality; etc.

(a)         During the Term and for so long as the Company continues to pay the Retirement Income (the “Non-Compete Period”), the Executive shall not directly or indirectly in any capacity, without the prior written consent of the Company, which may be granted or withheld in the Company’s reasonable discretion, carry on or engage or participate in any business that competes in any manner whatsoever with any business of the Company, its affiliates or subsidiaries, in any individual or representative capacity, as a principal, for the Executive’s own account, jointly with others as a partner, joint venturer, or shareholder of any other firm, corporation, partnership, association, or other entity, or as a consultant, contractor, subcontractor or agent or employee of any person, firm, corporation, partnership, association or other entity; provided, however, that nothing herein shall limit the Executive’s right to own up to 5% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that this Section 4(a) is fair and reasonable and waives any defenses that he may in the future claim against enforcement hereof on the basis of public policy principles, excessive scope, duration or geographic coverage or on any other basis. If notwithstanding the foregoing the provisions of this Section should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws. The Executive acknowledges that compliance with this Paragraph 4(a) is necessary to protect the business and good will of the Company and that a breach of any of these provisions will irreparably and continually damage the Company, for which money damages may not be adequate.

(b)        During the Non-Compete Period, the Executive will not directly or indirectly, hire, recruit or otherwise solicit or induce any employee, consultant, director, wholesale customer, vendor, supplier, lessor or lessee, licensor or licensee of the Company to terminate its employment or business arrangement with the Company, or, for employees only, establish any service relationship with the Executive for any business purpose.

(c)        Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (or which the Company has a right to use), including, without limitation, confidential or proprietary information with respect to the Company’s operations, processes, systems, access codes or passwords, security protocols, databases, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, other terms of employment or employee confidential information, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. For purposes of this Agreement, confidential or proprietary information shall not include information which (i) is or becomes public knowledge through no action or default on the part of the Executive; (ii) is disclosed to the Executive by a third party, provided that the third party has the lawful right to make such disclosure; (iii) is approved by the Company in writing for disclosure to specified third parties; or (iv) is required to be disclosed by the Executive pursuant to a lawful and valid subpoena or other legal process or other government or regulatory inquiry; provided, however, that Executive shall give the Company prompt notice thereof (except to the extent legally prohibited), and shall, as much in advance of the return date as is reasonably practicable, make available to the Company and its counsel copies of any documents sought which are in the Executive’s possession or to which the Executive otherwise has reasonable access. In addition, the Executive shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for the Executive’s other commitments if he is not employed by the Company) in connection with any litigation or other legal process affecting the Company of which the Executive has knowledge as a result of his employment with the Company (other than any litigation with respect to this Agreement). In the event of such requested cooperation, the Company shall reimburse the Executive for his reasonable out of pocket expenses and his time on an hourly rate based on his last annual base salary with the Company.

(d)        The Company agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Executive or (ii) any other comment that could reasonably be expected to be detrimental to the business, financial prospects or reputation of the Executive.

5.	Release of Claims by the Executive.

(a)         The Executive does hereby, for himself and the Surviving Spouse and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, forever release, discharge, and covenant not to sue the Company or any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the Retirement Date arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (i) the Executive’s employment with the Company or the termination thereof or (ii) claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and similar state or local statutes, ordinances, and regulations; provided, however, that notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (x) benefit claims under employee benefit plans in which the Executive is a participant by virtue of his employment with the Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Agreement by the Executive, (y) any obligation assumed under this Agreement by either party hereto or (z) any right to indemnification to which the Executive is entitled with respect to director and officer liability insurance coverage.

(b)       THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE UNDERSTANDS AND WARRANTS THAT HE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THIS AGREEMENT. THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE AGREEMENT. BY HIS SIGNATURE BELOW, THE EXECUTIVE WARRANTS THAT HE HAS HAD THE OPPORTUNITY TO DO SO AND TO BE FULLY AND FAIRLY ADVISED BY THAT LEGAL COUNSEL AS TO THE TERMS OF THE AGREEMENT. THE EXECUTIVE FURTHER WARRANTS THAT HE UNDERSTANDS THAT HE MAY USE AS MUCH OR ALL OF HIS 21-DAY PERIOD AS HE WISHES BEFORE SIGNING, AND WARRANTS THAT HE HAS DONE SO. THE EXECUTIVE FURTHER WARRANTS THAT HE UNDERSTANDS THAT HE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THE AGREEMENT BY NOTICE IN WRITING TO GENERAL COUNSEL, C/O MOVADO GROUP, INC., 650 FROM ROAD, STE. 375, PARAMUS, NJ 07652-3556. THIS AGREEMENT SHALL BE BINDING, EFFECTIVE, AND ENFORCEABLE UPON BOTH PARTIES UPON THE EXPIRATION OF THIS SEVEN-DAY REVOCATION PERIOD WITHOUT THE COMPANY’S GENERAL COUNSEL HAVING RECEIVED SUCH REVOCATION, BUT NOT BEFORE SUCH TIME.

6.         Taxes. To the extent any taxes may be due on the payments made to the Executive provided in this Agreement beyond any required to be withheld by the Company, the Executive agrees to pay them himself. The Executive further agrees to provide any and all information pertaining to the Executive upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws.

7.	Section 409A.

(a)        “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the

Company determines that any amounts payable hereunder would otherwise be taxable to the Executive under Section 409A, the Company may adopt, subject to Executive’s consent, such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable hereunder from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided hereunder or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

(b)       Notwithstanding any provision to the contrary in this Agreement, if the Company determines that the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, which shall be determined as of the time of his separation from service in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations), to the extent the Company determines that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death. Upon the earlier of such dates, any payments deferred pursuant to this Section 7(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. If payment of an amount is delayed as a result of this Section 7(b), such amount shall be increased with interest (at a rate per annum equal to the prime rate) from the date on which such amount would otherwise have been paid to the Executive but for this Section 7(b) to the day prior to the date the amount is paid. Such interest shall be paid at the same time that the deferred amount is paid.

8.         ERISA. This Agreement is not intended to be a tax-qualified retirement plan under Section 401(a) of the Code. This Agreement is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

9.         Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the court should attempt to limit or otherwise modify such provision so as to make it enforceable, and if such portion cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.

10.       Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. This Agreement supersedes and replaces any prior agreement with respect to employment, compensation continuation and the matters contained in this Agreement, which Executive may have had with the Company, including, without limitation, the Prior Agreement.

11.       Applicable Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

12.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.       Successors and Assigns. This Agreement is binding upon and will inure to the benefit of the parties hereto and each of their respective parents, subsidiaries and affiliated companies, successors and assigns.

14.       Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this Agreement, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same knowingly and voluntarily.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement effective as of the date first above written.

GEDALIO GRINBERG:	MOVADO GROUP, INC.
/s/ Gedalio Grinberg	By:	/s/ Richard J. Cote
Name: Richard J. Cote Title: Executive V.P. / COO

12/22/08	12/23/08
Date:	Date:

Movado Group, Inc.

Gedalio Grinberg

Schedule A

Carrier	Premium Due Date	Policy Face Amount ($)	Policy #	FY 09 Premiums ($)
NY Life	25-Mar	1,650,000	45527536	76,742.00

Met Life	25-Jan	50,000	770151484PR	552.20

Met Life	02-Feb	150,000	686200494PR	7,375.69

Met Life	15-Feb	100,000	810268449PR	5,284.38

Met Life	13-Jun	150,000	780673569PR	8,947.92

Met Life	20-Aug	35,000	770834650PR	1,104.00

Met Life	10-Sep	1,000,000	830985335UL	8,465.00

American Home	26-Mar	500,000	SRG9020682	750.00

NY Life	24-Sep	1,350,000	46600483	83,966.00

				$193,187.19